UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. ____)
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Cape Bancorp, Inc.

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[CAPE BANCORP LOGO]
March 20, 2009
Dear Stockholder:
We cordially invite you to attend the 2009 Annual Meeting of Stockholders of Cape Bancorp, Inc., the parent company of Cape Bank. The Annual Meeting will be held at The Cape Bank Conference Center, located at 211 North Main Street, Cape May Court House, New Jersey 08210, at 10:00 a.m., local time, on April 27, 2009.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of Cape Bancorp, Inc. and Cape Bank. Our directors and officers will be present to respond to any questions that stockholders may have.
The business to be conducted at the Annual Meeting is the election of three directors.
Our Board of Directors has determined that the matter to be considered at the Annual Meeting is in the best interests of Cape Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the matter to be considered.
Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2008, which contains detailed information concerning our activities and operating performance. On behalf of the Board of Directors, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
Sincerely,
/s/Michael D. Devlin
President and Chief Executive Officer

CAPE BANCORP, INC.
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600

NOTICE OF
2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 27, 2009
Notice is hereby given that the 2009 Annual Meeting of Stockholders of Cape Bancorp, Inc. will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey 08210, on April 27, 2009 at 10:00 a.m., local time.
A Proxy Card and a Proxy Statement for the Meeting are enclosed.
The Meeting is for the purpose of considering and acting upon:
1. The election of three directors; and
such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.
Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 6, 2009, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.
EVEN IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE URGE YOU TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE SECRETARY OF CAPE BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.
By Order of the Board of Directors
/s/ Joan B. Ditmars
Corporate Secretary
Cape May Court House, New Jersey
March 20, 2009
A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2009—THIS PROXY STATEMENT AND CAPE BANCORP INC.’S 2008 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT www.cfpproxy/6370.

Proxy Statement
CAPE BANCORP, INC.
225 North Main Street
Cape May Court House, New Jersey 08210
(609) 465-5600
2009 ANNUAL MEETING OF STOCKHOLDERS
April 27, 2009
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cape Bancorp, Inc. to be used at the 2009 Annual Meeting of Stockholders of Cape Bancorp, Inc., which will be held at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey 08210, on April 27, 2009, at 10:00 a.m., local time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 20, 2009.
REVOCATION OF PROXIES
Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to Cape Bancorp, Inc. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposal set forth in this Proxy Statement for consideration at the annual meeting.
Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of Cape Bancorp, Inc., Joan B. Ditmars, at the address shown above or by returning a duly executed proxy bearing a later date by mail. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary prior to the voting of such proxy.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on March 6, 2009 are entitled to one vote for each share then held. As of March 6, 2009, there were 13,313,521 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.
As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 6, 2009, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership (1)	Outstanding
Sy Jacobs(2)	1,273,909	9.6
15th Avenue New York, New York 10003

Cape Bank(3)	1,065,082	8.0
Employee Stock Ownership Plan 225 North Main Street Cape May Court House, New Jersey 08210

Wellington Management Company, LLP(4)	977,050	7.3
75 Boston Street Boston, MA 02109

Patriot Financial Partners, GP, LLC(5)	876,205	6.6
Cira Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)	Based on a Schedule 13G/A filed jointly on February 13, 2009 by Sy Jacobs, Jacobs Asset Management, LLC, a Delaware limited liability company, JAM Managers, L.L.C., a Delaware limited liability company and JAM Partners, LP, a Delaware limited partnership company, the 1,273,909 shares listed is presumed to include all of the shares jointly owned by these parties.

(3)	Based on a Schedule 13G filed by Cape Bank Employee Stock Ownership Plan Trust on February 10, 2009, a New Jersey Trust.

(4)	Based on a Schedule 13G filed by Wellington Management, LLP on February 17, 2009, a Massachusetts limited liability company.

(5)	Based on a Schedule 13D/A filed jointly on February 10, 2009 by Patriot Financial Partners, GP, LLC, a Delaware limited liability company, Patriot Financial Partners Parallel, L.P., a Delaware limited partnership company and Patriot Financial Partners GP, L.P. a Delaware limited partnership company, the 876,205 shares listed is presumed to include all of the shares jointly owned by these parties.
Participants in the Cape Bank ESOP or 401(k) Plan
If you participate in the Cape Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Cape Bancorp common stock through the Cape Bank Employees’ Savings & Profit Sharing Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Cape Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the Cape Bancorp, Inc. Stock Fund. Share for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions is April 20, 2009.

PROPOSAL I — ELECTION OF DIRECTORS
Our Board of Directors consists of 10 members. Our bylaws provide that our Board of Directors shall be divided into three classes, and one class of directors is to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating Committee has nominated Michael D. Devlin, Robert F. Garrett, III and Matthew J. Reynolds to serve as directors for three-year terms. Each of the nominees is currently a member of the Board of Directors.
The following table sets forth certain information regarding the composition of our Board of Directors as of March 6, 2009, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

					Shares of Common
		Positions	Director	Current Term	Stock Beneficially		Percent
Name (1)	Age	Held in Cape Bancorp, Inc.	Since (2)	to Expire	Owned (3)		of Class

NOMINEES

Michael D. Devlin (4)	59	Director and Chief Executive Officer/ President	2008	2009	140,000	(5)	1.0%
Robert F. Garrett, III	71	Chairman	1974	2009	26,000	(6)	*
Matthew J. Reynolds	38	Director	2004	2009	13,900	(7)	*

DIRECTORS CONTINUING IN OFFICE

Frank J. Glaser	60	Director	2006	2010	6,000	(8)	*
David C. Ingersoll, Jr.	62	Director	1977	2010	36,000		*
Thomas K. Ritter (4)	53	Director	2008	2010	250,475	(9)	1.9%
Agostino R. Fabietti (4)	64	Director	2008	2011	82,196	(10)	*
Louis H. Griesbach, Jr.	72	Director	1977	2011	10,500	(11)	*
Joanne D. Kay	64	Director	2002	2011	6,000		*
James J. Lynch	59	Director	2009	2011	876,205	(12)	6.6%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Robert J. Boyer	56	Executive Vice President/Chief Operating Officer			49,929	(13)	*
Guy A. Deninger (4)	61	Executive Vice President/Chief Lending Officer			37,671		*
Guy Hackney	54	Senior Vice President/Chief Financial Officer			8,685	(14)	*

*	Less than 1% of the 13,313,521 shares of the outstanding Cape Bancorp, Inc. common stock.

(1)	The mailing address for each person listed is 225 North Main Street, Cape May Court House, New Jersey 08210.

(2)	Includes service on the board of Cape Bank.

(3)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(4)	Cape Bancorp, Inc. completed its initial public stock offering and simultaneous acquisition of Boardwalk Bancorp, Inc. and Boardwalk Bank on January 31, 2008. As of that date, Messrs. Ritter, Devlin and Fabietti, board members of Boardwalk Bancorp, Inc. and Boardwalk Bank, were appointed to the Board of Directors of Cape Bancorp, Inc. and Cape Bank, respectively. Mr. Devlin was also appointed as Executive Vice President and Chief Operating Officer of Cape Bank, effective January 31, 2008, and President and Chief Executive Officer, effective January 27, 2009. Guy A. Deninger, an officer of Boardwalk Bank, was appointed Executive Vice President and Chief Lending Officer of Cape Bank, effective January 31, 2008.

(5)	Includes 24,568 shares held by Mr. Devlin’s spouse and 26,507 shares held by Mr. Devlin in an individual retirement account.

(6)	Includes 25,000 shares held by Mr. Garrett in an individual retirement account and 1,000 shares held by trust.

(7)	Includes 2,700 shares held by Mr. Reynold’s company 401(k) plan.

(8)	Includes 5,000 shares held by Mr. Glaser in an individual retirement account and 1,000 shares owned by a company controlled by Mr. Glaser.

(9)	Includes 158,200 shares held by Mr. Ritter’s spouse, 6,943 shares held by Mr. Ritter’s son, 6,943 shares held by Mr. Ritter’s daughter and 71,000 shares owned by a company controlled by Mr. Ritter.

(10)	Includes 69,196 shares held by Mr. Fabietti’s spouse.

(11)	Includes 5,000 shares held by Mr. Griesbach’s spouse and 500 shares held by Mr. Griesbach in an individual retirement account.

(12)	Includes 876,205 shares held in a partnership in which Mr. Lynch is a member.

(13)	Includes 14,000 shares held by Mr. Boyer’s spouse, 1,000 shares by Mr. Boyer’s son, 1,000 shares held by Mr. Boyer’s daughter, 1,000 shares held by Mr. Boyer’s stepson and 2,929 shares held by Mr. Boyer in a Cape Bank 401(k) plan.

(14)	Includes 3,206 shares held by Mr. Hackney in an individual retirement account and 1,946 shares held by Mr. Hackney in a Cape Bank 401(k) plan.

Directors
Michael D. Devlin has served as a director since January 31, 2008 and President and Chief Executive Officer since January 27, 2009. Mr. Devlin was Executive Vice President/Chief Operating Officer since January 31, 2008, having served as the Chairman, President and Chief Executive Officer of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999 until the merger with Cape Bancorp, Inc. and Cape Bank. Mr. Devlin currently serves as a member of the Board of Directors of Marquette National Corporation, a bank holding company based in Chicago, Illinois.
Agostino R. Fabietti has served as a director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is a principal of Fabietti, Hale and Associates, a regional accounting firm which provides accounting and financial services to businesses, professional corporations and individuals. Mr. Fabietti has been employed by Fabietti, Hale and Associates since 1967.
Robert F. Garrett, III has served as Chairman of the Board of Cape Bank since 1986 and as a director since 1974. Mr. Garrett is a practicing attorney and partner with the law firm of Loveland and Garrett, headquartered in Ocean City, New Jersey.
Frank J. Glaser has served as a director of Cape Bank since 2006. Mr. Glaser is the President and owner of James Candy Company, a retail business headquartered in Atlantic City, New Jersey.
Louis H. Griesbach, Jr. has served as a director of Cape Bank since 1977. Mr. Griesbach a retired owner of Louis H. Griesbach, Inc., an electrical contracting company based in Cape May County. He is also a certified residential real estate appraiser.
David C. Ingersoll, Jr. has served as a director of Cape Bank since 1977. Mr. Ingersoll is the owner and President of Ingersoll-Greenwood, a funeral home located in North Wildwood, New Jersey.
Joanne D. Kay has served as a director of Cape Bank since 2002. Ms. Kay is a practicing attorney and partner with the law firm of Kay & Kay, headquartered in Wildwood, New Jersey.
James J. Lynch is a managing partner of Patriot Financial Partners a private equity firm specializing in community banks, headquartered in Philadelphia, Pennsylvania. He previously served as Vice Chairman of Sovereign Bancorp and CEO of the Mid-Atlantic Division for Sovereign Bank. He also served in the positions of Chairman, President, and CEO of Fleet Bank of Pennsylvania, President and CEO of Summit Bank of Pennsylvania and Chairman, President and CEO of Prime Bank. Mr. Lynch was appointed a director of the Company on February 23, 2009.
Matthew J. Reynolds has served as a director of Cape Bank since 2004. Mr. Reynolds is a partner at Capaldi, Reynolds and Pelosi, a certified public accounting firm located in Northfield, New Jersey. Mr. Reynolds is also co-managing partner of CRA Financial Services, a registered investment advisory firm.
Thomas K. Ritter has served as a director since January 31, 2008, previously serving as a director of Boardwalk Bancorp, Inc. and Boardwalk Bank since 1999. He is the owner and President of A. E. Stone, Inc. of Pleasantville, New Jersey. A. E. Stone, Inc. is a company engaged in the manufacture of asphalt and an asphalt paving contractor. Mr. Ritter is a certified public accountant (retired).

Executive Officers of Cape Bank Who Are Not Also Directors
Robert J. Boyer has been employed by Cape Bank since 1980 and has served as Chief Operating Officer since January 27, 2009. Previously, Mr. Boyer was Executive Vice President/Chief Financial Officer.
Guy A. Deninger has served as Executive Vice President/Chief Lending Officer since January 31, 2008. Prior to that time, Mr. Deninger served as Executive Vice President/Chief Lending Officer of Boardwalk Bank since 1999.
Guy Hackney has served as Chief Financial Officer since January 27, 2009. Mr. Hackney previously served as Senior Vice President, Accounting and Finance, at Cape Bank since the merger of Boardwalk Bank into Cape Bank on January 31, 2008. Prior to that time, Mr. Hackney was Controller of Boardwalk Bank for four years.
Board Independence
The board of directors affirmatively determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence set forth in the Nasdaq listing standards. Based on these standards, the board of directors has determined that each of the following directors is independent of Cape Bancorp, Inc.:
Agostino R. Fabietti
Robert F. Garrett
Frank J. Glaser
Louis H. Griesbach, Jr.
David C. Ingersoll, Jr.
Joanne D. Kay
James J. Lynch
Matthew J. Reynolds
Thomas K. Ritter
Meetings and Committees of the Board of Directors
The business of Cape Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Compensation, Audit and Nominating and Corporate Governance Committees. During the year ended December 31, 2008, Cape Bancorp held regular and special meetings. The board of Cape Bank (formerly known as Cape Savings Bank) met at 24 regular and special meetings during the year ended December 31, 2008. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he/she has been a director); and (ii) the total number of meetings held by all committees of the Board on which he/she served (during the periods that he/she served). The duties and responsibilities of the Compensation, Audit and Nominating Committees are as follows:
Compensation Committee. The Compensation Committee is comprised of independent, non-employee directors. The members of the Compensation Committee consist of Directors Reynolds, who serves as Chairman, Garrett, Glaser, Griesbach, Jr. and Ritter. The Compensation Committee meets at least annually or more frequently if necessary. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Compensation Committee of Cape Bank met eight times during the year ended December 31, 2008. The purpose of the Compensation Committee is to, among other things, assist the Board in fulfilling its responsibilities regarding the compensation and benefits of our directors and executive management.
In furtherance of these objectives, the Compensation Committee is responsible for:
•	Reviewing, evaluating and recommending objectives relevant to the Chief Executive Officer’s compensation; evaluating the Chief Executive Officer’s performance relative to established goals; and reviewing, evaluating and recommending to the Board the Chief Executive Officer’s compensation;
•	Reviewing, evaluating and recommending, in consultation with the Chief Executive Officer, goals relevant to the compensation of our other executive management; and reviewing such officers’ performance in light of these goals and recommending to the Board such officers’ compensation based on this evaluation;

•	Establishing and administering our incentive cash compensation program for executive management;
•	Reviewing, evaluating and recommending, in consultation with the Nominating and Corporate Governance Committee, the compensation to be paid to our directors and to directors of our affiliates for their service on the Board;
•	Reviewing, evaluating and recommending the terms of employment and severance agreements and arrangements for executive management, including any change of control and indemnification provisions, as well as other compensatory arrangements and perquisite programs for executive management; and
•	Reviewing and approving changes in our qualified benefit plans that result in a material change in costs or the benefit levels provided and changes in a plan trustee, administrator, or service provider.
The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, utilizes survey information provided by compensation consultants.
Audit Committee. The Audit Committee consists of Directors Griesbach, Jr., who serves as Chairman, Fabietti, Garrett and Reynolds. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each of Directors Reynolds and Fabietti qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Director Reynolds and Fabietti is included in “—Directors.” Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website at www.capebanknj.com. The Audit Committee of Cape Bank met seven times during the year ended December 31, 2008.
The duties and responsibilities of the Audit Committee include, among other things:
•	Monitoring and overseeing the integrity of our accounting and financial reporting process, audits, financial statements and systems of internal controls;
•	Monitoring and overseeing the independence and performance of our external auditors, internal auditors and outsourced internal audit consultants;
•	Facilitating communication among the external auditors, management, internal auditors, and the outsourced internal audit consultants; and
•	Maintaining oversight of the external auditors, including the appointment, compensation, retention and, when considered necessary, the dismissal of the external auditors.
Audit Committee Report
The Audit Committee has issued a report that states as follows:
•	We have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2008;
•	We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and
•	We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
The Audit Committee
Louis H. Griesbach, Jr. (Chair)
Agostino R. Fabietti
Robert F. Garrett, III
Matthew J. Reynolds
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Directors Glaser, who serves as Chairman, Fabietti, Garrett and Kay. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has adopted a written charter for the Committee, which is available at our website at www.capebanknj.com. The Nominating and Corporate Governance Committee of Cape Bank met three times during the year ended December 31, 2008. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become Board members; recommending to the Board director nominees for the next annual meeting of shareholders; determining the size and composition of the Board and its committees; monitoring a process to assess Board effectiveness; developing and implementing corporate governance principles; and developing and implementing our Code of Conduct and Ethics.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:
•	the highest personal and professional ethics and integrity and whose values are compatible with our values;
•	experience and achievements that have given them the ability to exercise and develop good business judgment;
•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;
•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;
•	involvement in other activities or interests that do not create a conflict with their responsibilities to Cape Bancorp and its stockholders; and
•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.
The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards.

Procedures for the Recommendation of Director Nominees by Stockholders. In February 2008, in connection with our becoming a public company, the Nominating and Corporate Governance Committee adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary.
The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;
•	the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);
•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;
•	a statement detailing any relationship between the candidate and Cape Bancorp and its affiliates;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Cape Bancorp or its affiliates;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.
A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.
Stockholder Communications with the Board. A stockholder of Cape Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to us at 225 North Main Street, Cape May Court House, New Jersey 08210, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:
•	forward the communication to the director or directors to whom it is addressed; or
•	attempt to handle the inquiry directly, or forward the communication for response by another employee of Cape Bancorp, Inc. For example, a request for information about us on a stock-related matter may be forwarded to our investor relations officer; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

The Corporate Secretary will make those communications that were not forwarded available to the directors on request.
As a result of the vacancy on the Board created by Mr. Hornsby’s termination of employment and resignation from the Board, the Nominating Committee recommended and the Board approved on February 23, 2009, the appointment of James J. Lynch for an initial term expiring at the 2011 Annual Meeting of Stockholders of the Company.
Attendance at Annual Meetings of Stockholders
Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings, absent unavoidable scheduling conflicts. All directors attended the 2008 Annual Meeting of Stockholders.
Codes of Conduct and Ethics
We have adopted a Code of Conduct and Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer and principal accounting officers. The Code of Conduct and Ethics for Senior Financial Officers is available on our website at www.capebanknj.com. Amendments and waivers from the Code of Conduct and Ethics for Senior Financial Officers will be disclosed in the manner required by applicable law, rule or listing standard.
We have also adopted a Code of Conduct and Ethics that is applicable to all employees, officers and directors. Employees, officers and directors acknowledge that they will comply with all aspects of the Code of Conduct and Ethics for Employees, Officers and Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of Cape Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. During 2008, our directors and officers filed all required Forms 3, 4 or 5. To the best of our knowledge we did not have any 10% beneficial owners.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Reynolds, who serves as Chairman, Garrett, Glaser, Griesbach, Jr. and Ritter. None of these individuals were officers or employees of Cape Bancorp, Inc. during the year ended December 31, 2008, or are former officers of Cape Bancorp, Inc. In addition, none of these directors is an executive officer of another entity at which one of Cape Bancorp, Inc.’s executive officers serves on the board of directors, or had any transactions or relationships with Cape Bancorp, Inc. in 2008 requiring specific disclosure under Securities and Exchange Commission rules.
During the year ended December 31, 2008, (i) no executive of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; (ii) no executive officer of Cape Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Cape Bancorp, Inc.; and (iii) no executive officer of Cape Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Cape Bancorp, Inc.

Compensation Committee Report
The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.
The Compensation Committee
Matthew J. Reynolds (Chair)
Robert F. Garrett, III
Frank J. Glaser
Louis H. Griesbach, Jr.
Thomas K. Ritter
Compensation Discussion and Analysis
Our Compensation Philosophy. Our compensation philosophy begins with the premise that the success of Cape Bancorp depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. However, we recognize that Cape Bank operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.
We intend to base our compensation decisions on four basic principles:
•	Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.
•	Aligning with Shareholders — We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.
•	Driving Performance — We will base compensation in part on the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.
•	Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.
Prior to our initial public offering, our compensation program relied on three primary elements: (i) base compensation or salary; (ii) discretionary cash-based, short-term incentive compensation; and (iii) our phantom restricted stock plan and phantom incentive stock option plan. Following our initial public offering on January 31, 2008, we expected that equity-based, long-term incentive compensation would replace the non-qualified phantom stock plans and become an important element of our executive compensation program. Therefore, both phantom stock plans were frozen effective December 31, 2007 and permitted participants to make an election in 2007 to receive their account balances in January 2008. On August 25, 2008 the Cape Bancorp, Inc. 2008 Equity Incentive Plan was approved by our stockholders. No stock options or stock awards were granted in 2008. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, the Compensation Committee of our Board of Directors will work closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.

To date, executive officers have been compensated only for their services to Cape Bank. Cape Bank expects to continue this practice. Cape Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any future equity-based awards made as part of Cape Bank’s executive compensation will be made in Cape Bancorp, Inc. common stock rather than Cape Bank common stock.
This discussion is focused specifically on the compensation of the following executive and senior officers, each of whom is named in the Summary Compensation Table which appears later in this section. These five executive and senior officers are referred to in this discussion as the “Named Executive Officers.” Mr. Herbert L. Hornsby, Jr. was the President and Chief Executive Officer during the 2008 calendar year, however, his employment terminated January 27, 2009. Mr. Devlin, who was the Chief Operating Officer, became President and Chief Executive Officer of Cape Bancorp, Inc. and Cape Bank on January 27, 2009. Mr. Boyer was appointed Chief Operating Officer on January 27, 2009, having previously served as Chief Financial Officer. Mr. Deninger became Chief Lending Officer on January 31, 2008 and Mr. Houston was appointed Senior Vice President in 1995. Mr. Hackney was appointed Chief Financial Officer on January 27, 2009, having previously served as Senior Vice President, Accounting and Finance.

Name	Title
Herbert L. Hornsby	Former President and Chief Executive Officer
Michael D. Devlin	President and Chief Executive Officer (former Chief Operating Officer)
Robert J. Boyer	Executive Vice President, Chief Operating Officer (former Chief Financial Officer)
Guy A. Deninger	Executive Vice President, Chief Lending Officer
Fred A. Houston	Senior Vice President, Supervisor of Human Resources
Role of the Compensation Committee. The Compensation Committee of Cape Bancorp’s board of directors is responsible for overseeing and making recommendations to the full board of directors with respect to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer, reviews the performance of each other Named Executive Officer. The Board of Directors has ultimate authority to approve the compensation of all Named Executive Officers, including the President and Chief Executive Officer.
The Compensation Committee also reviews, oversees, and approves the management and implementation of Cape Bank’s principal employee benefit plans. The Committee may undertake other duties related to Cape Bank’s human resources function. The Committee has a formal charter that describes the Committee’s scope of authority and its duties.
Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Senior Vice President and Supervisor of Human Resources for Cape Bank. Executives provide the Compensation Committee with input regarding Cape Bank’s employee compensation philosophy, process, and decisions for employees other than Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Senior Vice President and Supervisor of Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.
Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Senior Vice President and Supervisor of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. In 2008, for the 2009 calendar year, the Committee authorized the Senior Vice President and Supervisor of Human Resources to pursue the engagement of Pearl Meyer and Partners to serve as its independent compensation consultant. The consultant, who is retained by and reports to the Compensation Committee, works extensively with the Compensation Committee in performing their duties for the Committee, and assists in the development of compensation programs that support Cape Bancorp’s strategies going forward in light of its new public company status. The consultant provides an objective and knowledgeable assessment of compensation programs and expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group data. The President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President and Supervisor of Human Resources assisted the Committee in determining the Named Executive Officers salary and cash incentive targets, as further discussed below, for the 2008 calendar year.
Compensation Objectives. The overall objectives of Cape Bancorp’s compensation programs are to retain, motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of Cape Bancorp’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals, which may be subjective in nature.
Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers.
Other considerations influencing the design of our executive compensation program include that:
•	we operate in a highly regulated industry. We value experience in the financial services industry that promotes the safe and sound operation of Cape Bank;
•	we value executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;
•	we operate in interest rate and credit markets that are often volatile. We value disciplined decision-making that respects our business plan but adapts quickly to change; and
•	we value the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations.
Components of Compensation. Compensation in 2008 consisted primarily of base salary, annual cash incentive awards based upon a pre-approved cash incentive plan, broad-based benefits generally available to all full-time employees, and perquisites available only to certain Named Executive Officers. For 2008, base salary changes were made primarily based upon individual and bank performance, and successful integration of bank operations as a result of the acquisition of Boardwalk Bank.

Our 2008 compensation program for our Named Executive Officers consisted of the following key elements:
•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position; and
•	annual cash incentives, which are designed to motivate our executives to meet or exceed annual performance objectives that are derived from our incentive plan.
Currently, Cape Bancorp’s annual incentive compensation program is cash based and consists of two components. The first component is a “base award,” that is determined based on the attainment of company-wide performance objectives. The second component is an “individual award,” that is based on the attainment of individually-set performance objectives. For each Named Executive Officer with the title of vice president and above, including the President and Chief Executive Officer, individual performance goals are established and each designated Named Executive Officer, other than the President and Chief Executive Officer, is eligible for an “individual award” based on the attainment of such individual goals. Individual performance objectives are determined by the President and Chief Executive Officer. Individualized payments to officers and employees under this program are based on a percentage of salary. The overall amount of incentive compensation available for award is determined based on the prior fiscal year’s aggregate base salaries. See “—Company Performance and Incentive Plan Awards” for a more thorough discussion of our annual incentive compensation program.
In addition, prior to our mutual to stock conversion, we offered our senior management benefits under certain non-equity incentive deferred compensation arrangements, namely:
•	a phantom restricted stock plan
•	a phantom incentive stock option plan
In 2007, in consideration of our stock offering and the expectation of implementing stock-based benefit plans in the future, we amended our phantom restricted stock plan and phantom incentive stock option plan, to permit executives and current directors to make an election in 2007 to receive the amounts credited to their accounts in January 2008. If an officer or director made this election, the phantom shares were valued at $30.41. Each officer and director made this election. Accordingly, no further accruals under the phantom restricted stock plan or phantom incentive stock option plan have been made for officers and directors after 2007 and these plans were fully distributed in January 2008.
We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of Cape Bancorp, as well as fringe benefits and perquisites, and retirement and other termination benefits not generally available to all qualifying employees of Cape Bancorp.
The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2008:
•	an employee stock ownership plan;
•	a defined contribution 401(k) retirement plan and discretionary profit-sharing plan;
•	a defined benefit pension plan (frozen, effective December 31, 2008);
•	medical coverage (all employees share between 20% to 35% of the cost, depending on their elections);
•	pre-tax health and dependent care spending accounts; and
•	long term disability and life insurance.

The Named Executive Officers also were entitled to the following fringe benefits and perquisites in 2008:
•	Named Executive Officers may be selected to participate in a non-qualified deferred compensation plan. The plan provides for benefits that are capped under Cape Bancorp’s broad-based benefits due to Internal Revenue Service salary limitations or limitations due to participation requirements under tax-qualified plans. The plan also permits elective salary and incentive award deferrals. Mr. Hornsby was the only participant in this plan, which was frozen effective December 31, 2008.
In addition, Cape Bancorp incurred the expense of one country club membership and related expenses for Mr. Hornsby. In lieu of a monthly automobile allowance, Mr. Hornsby and Mr. Devlin both had use of automobiles (including all operating expenses) leased and owned by Cape Bancorp for business and personal use. Personal use of the automobile was reported as taxable income to Mr. Hornsby and Mr. Devlin. Mr. Hornsby’s service as President and Chief Executive Officer terminated on January 27, 2009 and the related expenses were curtailed.
Our decision in 2007 to offer participants the opportunity to cash out of the phantom restricted stock plan and phantom incentive stock option plan in January 2008, was the first of several revisions made to the compensation program effective for 2008 that resulted in a material change in costs. These revisions included: reducing the 401(k) employer matching contribution to 4% from 6 % effective January 1, 2008, freezing of the tax-qualified defined benefit and benefit equalization plans effective December 31, 2008, and freezing the director retirement plan, effective October 31, 2008. The compensation program benefit level was expanded to include the adoption of the employee stock ownership plan, effective January 1, 2008, and the adoption by the Company’s shareholders of an equity incentive plan on August 25, 2008. As of this date, the Compensation Committee has not made any awards under the stock benefit plans.
As a result of the acquisition of Boardwalk Bank this year, we tied short-term compensation incentive goals to the successful integration of operations. We increased basic compensation for senior officers in line with cost of living increases and changes to management responsibilities. Due to the decline in financial performance in 2008, Executive Officers requested no salary increases for 2009. As a result of this action, the overall increase in compensation for 2009 was 3.8%.
In addition to the components of executive compensation described above, Messrs. Devlin, Boyer and Deninger are each parties to employment agreements with Cape Bancorp. Mr. Hornsby was also a party to an employment agreement. Mr. Hornsby’s employment agreement terminated on January 27, 2009, the date his employment terminated. The employment agreements are designed to give Cape Bancorp the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to Cape Bancorp’s operations. The agreements are for two and three-year periods. They are reviewed annually by the Compensation Committee of the Board of Directors, and provide for salary and bonus payments, as well as additional post-employment benefits, primarily health benefits, under certain conditions, as defined in the employment agreements. The employment agreements were negotiated directly with and recommended for approval by the Compensation Committee. The Compensation Committee negotiated the agreements with the assistance of outside counsel, and believes such agreements are consistent with industry practices and desirable for retaining executive talent.
Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer also make recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the board of directors about each Named Executive Officer’s compensation.
The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation Committee seeks to create what it believes is the best mix of base salary and annual cash incentives in delivering the Named Executive Officers’ total cash compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.
The Compensation Committee determines the base salary and annual incentive cash award components for each Named Executive Officer, including the Chief Executive Officer. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it is performance based and will generally be earned when Cape Bank or the Named Executive Officer is successful in ways that are aligned with and support Cape Bancorp’s interests. For 2008, the Compensation Committee augmented Cape Bank’s historical annual incentive cash “base award,” which was based primarily on corporate-wide performance objectives, to include an additional cash award based upon individually-set performance objectives.
The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers is not deductible if it exceeds $1.0 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary is not a form of performance-based compensation. Fringe benefits also do not qualify as performance-based compensation. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2008 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).
Company Performance and Incentive Plan Awards. Each year, the Compensation Committee establishes a company-wide performance measure for use in making funding determinations that affect payment of “base awards” and “individual awards.” Actual performance is evaluated against the company-wide performance measure for a twelve month period beginning October 1 and ending September 30 to which the measure applies. The results of that comparison are used to calculate the level of funding available to pay “base awards” and “individual awards.”
Actual available funding to pay annual incentive cash awards is further determined by objective target performance measures that reflect Cape Bank’s operating results for the year for which the targets are established. The Compensation Committee has historically sought to ensure that attainment of the target performance measures are challenging, balanced and achievable. In 2007, for the calendar year 2008, the Compensation Committee did not establish specific performance targets due to the pending acquisition of Boardwalk Bank on January 31, 2008. Performance goals were related to the successful integration of bank operations and partially based on 2007 incentive targets. Throughout the year, the Compensation Committee reviews Cape Bank’s performance relative to its peer group, which in 2008 was identified as the Federal Deposit Insurance Corporation peer group to which Cape Bank was assigned for Uniform Bank Performance Reporting, including “all FDIC insured savings banks having assets in excess of $1.0 billion.” The Compensation Committee also reviews performance against a peer group consisting of all New Jersey financial institutions with total assets greater than $1.0 billion. For 2009, management is working with the Compensation Committee to develop a peer group that more closely aligns performance targets with those of stock based financial institutions. The Compensation Committee seeks to establish a target based on earnings from sources that are reasonably predictable and stable. Bonuses for each of the Named Executive Officers are set as a percentage of such person’s base salary, with a range among Named Executive Officers, at the maximum bonus level, of between 20% and 30% of base salary.
Incentive bonuses with respect to the company-wide targets are paid semi-annually during the year, in June and December. At mid-year, performance is measured at 50% of the targeted goal. Depending on the targeted level achieved at mid-year, 50% of the incentive bonus is determined for each individual and 75% of that amount is paid at mid-year, with 25% reserved and paid at year-end, provided that goals continue to be achieved. This measurement was the basis for the bonus awarded in June 2008 after successful integration of bank operations from the acquisition of Boardwalk Bank on January 31, 2008. Due to the decline in financial performance during the last half of 2008, the semi-annual bonus paid in December was limited to two weeks pay for all employees with the exception of executive management which did not receive a bonus.

For purposes of the “individual awards,” each Named Executive Officer other than the Chief Executive Officer is also evaluated on several individual performance measures set by the Chief Executive Officer with oversight from the Compensation Committee. The individual awards relate to the strategic business objectives of such individual for the ensuing year. The degree to which a Named Executive Officer satisfies these individualized measures is taken into account in determining the amount to be paid to that executive as an “individual award.”
More specifically, at year-end, each executive’s individual performance is reviewed based on the goals set for such individual (which are based on such person’s job responsibilities). These goals generally support Cape Bank’s ongoing business operations, such as regulatory, compliance, and strategic business plan and profitable growth. The identification and weighting of goals are agreed upon between the individual executive and the Chief Executive Officer of Cape Bank prior to forwarding the goals to the Compensation Committee for confirmation. Each individual’s goals are kept confidential by the Chief Executive Officer and the Compensation Committee. If the executive performs at a level that is considered outstanding, then consideration may be given for an additional bonus award that may range between 10% and 20% of the incentive bonus awarded in December. For the 2008 year, no additional incentive bonuses were awarded to executives.
The annual incentive cash awards granted in prior years are not taken into account by the Compensation Committee in the process of setting compensation targets for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the Committee would be diluting or eliminating the link between performance and reward.
For 2009, due to the acquisition of Boardwalk Bank on January 31, 2008 and the integration of banking operations, the Compensation Committee will be revising the company-wide performance measurements used in making funding determinations that affect payment of “base awards” and “individual awards.”
Stock Ownership Guidelines. Each of our directors and Named Executive Officers participated in our initial stock offering or received shares of our Common Stock in our acquisition of Boardwalk Bancorp, Inc. and, at this time, we have not deemed it necessary to establish any formal policies or guidelines addressing expected levels of stock ownership by the directors or Named Executive Officers. However, stock ownership is encouraged regularly.
Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full board of directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.
The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires. The compensation related to Executive management changes that occurred on January 27, 2009 has not been adjusted as of this date.
Annual Compensation-Chief Executive Officer. In December 2007, the Compensation Committee recommended, and the board of directors approved, the various components of Mr. Hornsby’s 2008 annual compensation. Details regarding base salary and annual incentive cash awards are included in the detailed compensation tables following this section.

For 2008, the Committee established a base salary for Mr. Hornsby of $325,000, and a maximum bonus amount of 30% of such base salary. These targets were established based on the recent financial performance of Cape Bank, the estimated value of Mr. Hornsby’s services in the marketplace, and the Committee’s view of Mr. Hornsby’s critical role in the anticipated stock conversion of Cape Bank and simultaneous acquisition of Boardwalk Bank on January 31, 2008.
After establishing the target value for Mr. Hornsby’s overall total cash compensation, the Committee made detailed determinations for each element of compensation in order to arrive at the desired overall result:
•	Base Salary: The Committee set Mr. Hornsby’s base salary at $325,000, representing a 23.8% increase from his base salary in 2007. At this level, Mr. Hornsby’s base salary represented approximately 83% of the target value of his total cash compensation, consistent with the Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers. The increase in salary is in anticipation of additional responsibilities associated with the acquisition of Boardwalk Bank on January 31, 2008.
•	Annual Incentive Cash Award: Mr. Hornsby’s “target award” for 2008 was established at 20% of his base salary for 2008, based on Cape Bank’s 2007 performance and the anticipated stock conversion of Cape Bank and simultaneous acquisition of Boardwalk Bank on January 31, 2008.
All Compensation Committee actions taken with respect to Mr. Hornsby’s compensation were presented as recommendations for approval by the full board of directors. The Committee’s recommendations regarding Mr. Hornsby’s 2008 base salary were approved by the full board of directors in December 2007. The Committee’s recommendations regarding Mr. Hornsby’s 2008 annual incentive cash award were approved by the full board of directors in December 2007.
For 2008, the Compensation Committee selected the following surveys for use in benchmarking Mr. Hornsby’s (and the other Named Executive Officers’) compensation:
America’s Community Bankers’ Survey
L.R. Webber Compensation Survey
New Jersey League of Community Bankers Compensation Survey
SNL Executive Compensation Review
Pearl Meyer and Partners (outside consultant)
The consultant and companies represented in these surveys are all in the financial services industry. The companies in the peer group were selected primarily on the basis of asset size, geography, and product and service offerings. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.
Mr. Hornsby’s base salary for 2009 was unchanged at $325,000. Effective January 27, 2009, Mr. Devlin was promoted to the position of President and Chief Executive Officer. His salary is currently $240,000, which is the same level of compensation he earned as Executive Vice President and Chief Operating Officer for 2008.
Annual Compensation- Other Named Executive Officers. In December 2007, the Compensation Committee recommended, and the full the board of directors approved, the total cash components of annual compensation for all other Named Executive Officers. Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section. The Committee evaluated the overall level of total cash compensation for each Named Executive Officer (other than the Chief Executive Officer) after considering the recent performance of Cape Bank, anticipated stock conversion of Cape Bank and simultaneous acquisition of Boardwalk Bank on January 31, 2008, and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of Cape Bank in attaining its goals and their experience related to the integration of operations from the acquisition of Boardwalk Bank, along with the contribution and knowledge of our organization.
The target value of the Named Executive Officers’ total cash compensation, as established by the Committee for 2008, generally followed the same steps as outlined above for the Chief Executive Officer.

After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:
•	Base Salary: The Committee first set the 2008 base salary for each Named Executive Officer within target dollar ranges contemplated by internal guidelines. Salary increases for the Named Executive Officers represented increases ranging from 5.0% to 6.0%, compared to base salaries for 2007. For the Chief Financial Officer the increase was 42.4%. The increase in salary is in anticipation of additional responsibilities associated with the acquisition of Boardwalk Bank on January 31, 2008.
•	At these levels, base salary represented approximately 85% of the target value of each Named Executive Officer’s total cash compensation, consistent with the Committee’s philosophy of emphasizing the at-risk components of total cash compensation for executive officers. 2008 base salary for the Named Executive Officers was approved by the full board in December 2007.
Mr. Boyer’s base salary for 2009 as Chief Financial Officer was unchanged at $225,000. Effective January 27, 2009, he was promoted to the position of Executive Vice President/Chief Operating Officer. His salary currently is $225,000, which is the same level of compensation he earned as Chief Financial Officer for 2008.
For 2008, the Committee established the target value of Messrs. Devlin, Boyer, Deninger and Houston’s base salary and annual incentive cash award at approximately $292,800, $274,500, $213,500, and $186,027 respectively. The incentive cash award is assumed to be 22% of base. The Compensation Committee reviewed the base salary and bonus information compiled by the outside consultant, the relevant survey data and the proxy data described above, and then formulated a recommendation for the base salary and annual incentive cash award components for each of the Named Executive Officers other than the Chief Executive Officer for 2008.
Based upon this review, base salaries for 2008 for Messrs. Devlin, Boyer, Deninger and Houston were established at $240,000, $225,000, $175,000 and $152,481, respectively. The Committee considered the mix of compensation components related to Cape Bank’s short and long-term strategic plans and the Named Executive Officers’ roles related to the integration of operations from the acquisition of Boardwalk Bank, experience, responsibilities and knowledge of the organization. The increase in salary is in anticipation of additional responsibilities associated with the acquisition of Boardwalk Bank on January 31, 2008.
Employee Stock Ownership Plan. The board of directors approved the establishment of an employee stock ownership plan in connection with the stock offering. The employee stock ownership plan is a tax-qualified, broad-based employee benefit program. All Named Executive Officers, including the Chief Executive Officer, are eligible to receive benefits under this program. For 2008, the employee stock ownership plan allocated 42,603 shares of Cape Bancorp stock to all employees based on the percentage of their compensation to total paid compensation and IRS compensation limits.

Executive Compensation
Summary Compensation Table
The following information is furnished for the principal and former chief executive officer and former principal financial officer of Cape Bancorp or its subsidiaries for 2008, 2007 and 2006 and the two most highly compensated executive and senior officers of Cape Bancorp or its subsidiaries whose total compensation for 2008 exceeded $100,000. Mr. Hornsby’s service to the Company terminated effective January 27, 2009.

							Change in
							Pension Value
							and
							Nonqualified
					Non-Equity		Deferred
					Incentive Plan		Compensation	All Other
Name and		Salary		Bonus	Compensation		Earnings	Compensation	Total
Principal Position	Year	($)		($)	($)		($) (1)	($) (2)	($)

Herbert L. Hornsby, Jr.	2008	325,000		—	27,105	(3)	294,000	45,553	691,658
Former President and	2007	262,500		—	477,129	(4)	169,000	17,689	926,318
Chief Executive Officer	2006	250,000		—	138,030	(4)	154,000	16,277	558,307

Michael Devlin	2008	213,231	(5)	—	4,895	(6)	0	100,541	318,667
President and Chief Executive Officer (Former Chief Operating Officer)

Robert J. Boyer	2008	225,000		—	13,770	(3)	145,000	33,030	416,800
Executive Vice President and	2007	158,000		—	269,326	(7)	69,000	5,772	502,098
Chief Operating Officer	2006	145,000		—	73,705	(7)	51,000	6,155	275,860
(Former Chief Financial Officer)

Guy A. Deninger	2008	155,481	(8)	—	3,570	(3)	0	70,900	228,951
Executive Vice President and Chief Lending Officer

Fred A. Houston	2008	152,481		—	11,426	(3)	103,000	32,203	299,110
Senior Vice President	2007	143,850		—	262,898	(9)	82,000	759	489,507
	2006	137,000		—	71,108	(9)	68,000	4,943	281,051

(1)	For 2008, 2007 and 2006, represents the change in value for Cape Bank’s pension plan, and with respect to Mr. Hornsby, the change in value of the pension plan portion of the benefit equalization plan.

(2)	All other compensation was comprised of the following elements for the year ended December 31, 2008:

	Hornsby	Devlin	Boyer	Deninger	Houston

Perquisites*	—	—	—	—	—
Employee stock ownership plan	9,383	9,383	9,383	9,383	9,383
401(k) plan (Bank match)	5,500	11,745	9,828	7,962	6,732
Benefit equalization plan/match	8,984	0	0	0	0
Cash out personal/sick days	10,000	0	6,923	0	4,398
Retention bonus	0	75,000	0	40,000	0
Employer paid medical	11,686	2,375	6,896	11,689	11,690
Split dollar insurance	0	2,038	0	1,866	0

*	Perquisites and personal benefits the total value of which is $10,000 or less is not reported with respect to a Named Executive Officer.

(3)	Represents incentive compensation earned in June 2008 under the annual cash incentive compensation program based on awards granted in October 2007.

(4)	For 2007 and 2006, represents $67,176 and $51,700, respectively, in incentive compensation earned under the annual cash incentive compensation program and $409,953 and $86,330, respectively, earned under Cape Bank’s phantom restricted stock plan and phantom incentive stock option plan.

(5)	Mr. Devlin became the Chief Operating Officer of Cape Bank on February 1, 2008, as the result of the merger of Cape Bank and Boardwalk Bank.

(6)	For 2008, represents $4,895 in incentive compensation earned under the annual cash incentive compensation program.

(7)	For 2007 and 2006, represents $30,675 and $23,448, respectively, in incentive compensation earned under the annual cash incentive compensation program and $238,651 and $50,257, respectively, earned under Cape Bank’s phantom restricted stock plan and phantom incentive stock option plan.

(8)	Mr. Deninger became an Executive Vice President and Chief Lending Officer of Cape Bank on February 1, 2008, as the result of the merger of Cape Bank and Boardwalk Bank.

(9)	For 2007 and 2006, represents $24,247 and $20,851, respectively, in incentive compensation earned under the annual cash incentive compensation program and $238,651 and $50,257, respectively, earned under Cape Bank’s phantom restricted stock plan and phantom incentive stock option plan.

Grants of Plan-Based Awards
No awards were made in the fiscal year 2008 under our non-equity compensation plan that will result in future awards pay-outs. No equity incentive plan awards or other stock or option awards were made in the fiscal year 2008 to any director or employee, including the named executive officers in the Summary Compensation Table. For 2009, the equity and non-equity compensation plans will be under review by the Compensation Committee.
Pension Benefits
The following table sets forth the actuarial present value of each executive’s accumulated benefit under our pension benefit plans, including in the case of Mr. Hornsby the pension plan portion of our Amended and Restated Benefit Equalization Plan, along with the number of years of credited service. No distributions were made to a Named Executive Officer under the plans in 2008. Mr. Devlin and Mr. Deninger were not participants in the pension benefit plans in 2008.

			Present Value of	Payments
			Accumulated	During Last
		Number of Years	Benefit	Fiscal Year
Name and Principal Position	Plan Name	Credited Service	($)	($)

Herbert L. Hornsby, Jr.
Former President and	Qualified Pension Plan	34.5	1,017,000	—
Chief Executive Officer	Non-Qualified Pension Plan	34.5	470,000	—

Michael Devlin President and Chief Executive Officer (Former Chief Operating Officer)	Qualified Pension Plan	0	0	—

Robert J. Boyer Executive Vice President and Chief Operating Officer (Former Chief Financial Officer)	Qualified Pension Plan	27.3	558,000	—

Guy A. Deninger Executive Vice President and Chief Lending Officer	Qualified Pension Plan	0	0	—

Fred A. Houston, Senior Vice President	Qualified Pension Plan	24.6	684,000	—
Defined Benefit Plan. Cape Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple-employer defined benefit plan for the benefit of its employees. Employees of Cape Bank who are age 21 or older and who have completed 12 months of employment are eligible to participate in the plan, however, the plan was amended to freeze benefit accruals commencing January 1, 2009. Accordingly, no employees will become eligible to participate in the plan after December 31, 2008. Participants become vested in their retirement benefit upon completion of five years of employment, provided that participants who have reached age 65 automatically become 100% vested, regardless of the number of completed years of employment. Payments of benefits under the plan are made in the form of a life annuity with 120 monthly payments guaranteed unless one of the optional forms of distribution has been selected. Upon termination of employment at or after age 65, a participant will be entitled to an annual normal retirement benefit equal to 1.75% multiplied by the number of years of benefit service prior to the freeze date, multiplied by the participant’s average annual salary for the five highest paid consecutive years of benefit service prior to the date of the freeze. Participants who terminate employment prior to age 65 will be entitled to an early retirement benefit. The retirement benefit payable at age 65 is equal to the vested amount of the normal retirement benefit accrued at the participant’s termination date. Payments may commence as early as age 45, in which case the retirement benefit otherwise payable at age 65 is reduced by applying an early retirement factor based on the participant’s age when payments begin. Normal and early retirement benefits are payable over the longer of the lifetime of the retiree or 120 monthly installments. The participant or beneficiary may elect to have benefits paid in any other form permitted by the plan, including various annuities or a lump sum payment. In the event a participant dies while in active service, his beneficiary will be entitled to a lump sum death benefit equal to 100 times the participant’s projected monthly benefit.

Benefit Equalization Plan — Pension Plan Portion. Cape Bank has adopted an Amended and Restated Benefit Equalization Plan, a non-qualified deferred compensation plan, to provide certain executives with benefits to which they would otherwise be entitled under Cape Bank’s Defined Benefit Pension Plan and 401(k) plan, but for the limitations imposed by the Internal Revenue Code. During fiscal 2008, only Mr. Hornsby participated in the Amended and Restated Benefit Equalization Plan. Under the pension plan portion of the plan, upon termination of service due to any reason other than death, a participant will be entitled to a benefit equal to the difference between the annual pension benefit to which the participant would be entitled under the tax-qualified defined benefit pension plan but for the tax law limits and the amount of the annual pension benefit to which the participant is actually entitled under the defined benefit pension plan, provided, however, that for purposes of determining the participant’s “salary” upon which the annual pension benefit is calculated, any amounts deferred under the benefit equalization plan are included. In December 2008, the Amended and Restated Benefit Equalization Plan was frozen so that no further contributions or accruals will be made to such plan. No other executives will be entitled to participate in the plan. Pursuant to Mr. Hornsby’s termination on January 27, 2009 under the non-qualified pension plan, a monthly life annuity benefit payment will commence August 1, 2009.
Non-qualified Deferred Compensation Plans
The following table discloses allocations under the 401(k) plan portion of the Amended and Restated Benefit Equalization Plan for Mr. Hornsby, the only Named Executive Officer who participated in the plan in 2008, and the earnings and balances on his account as of December 31, 2008. The following table also sets forth the distributions made to the Named Executive Officers in January 2008 of their entire account balances under the phantom restricted stock plan and the phantom incentive stock option plan.

				Aggregate	Aggregate
		Executive	Registrant	Earnings in	Withdrawals/	Aggregate
		Contributions	Contributions	Last FY	Distributions	Balance at Last
Name		in Last FY ($)	in Last FY ($)	($)	($)	FYE ($)
(a)	Plan	(b)	(c)	(d)	(f)	(f)

Herbert L. Hornsby, Jr.	BEP (401 (k))	33,816	8,984	(24,434)	0	124,651
	Phantom Stock	0	0	0	438,330	0
	Phantom Option	0	0	0	511,625	0

Robert J. Boyer	Phantom Stock	0	0	0	259,002	0
	Phantom Option	0	0	0	300,680	0

Fred A. Houston	Phantom Stock	0	0	0	259,002	0
	Phantom Option	0	0	0	300,680	0
Benefit Equalization Plan — 401(k) Portion. Under the 401(k) portion of the Amended and Restated Benefit Equalization Plan, participants may make annual deferrals of compensation in an amount up to the difference between the maximum amount the participant would be permitted to contribute to Cape Bank’s 401(k) plan for the given year but for the limitations of the Internal Revenue Code and the deferrals actually made to the 401(k) plan by the participant for the plan year. In addition, matching contributions that the Bank could not make to the tax-qualified 401(k) plan due to applicable tax law limits are made to the plan on behalf of an eligible participant. For each calendar year after 1999, if a portion of a participant’s contribution to the tax-qualified 401(k) plan is returned after the end of the preceding calendar year due to the tax law limits, and if the participant had made an election on the applicable deferral agreement, the participant is entitled to reduce his compensation for the current year by the amount of such returned contribution. A participant is required to enter into a deferral agreement at least 30 days prior to the commencement of the calendar year for which the compensation subject to the deferral election will be paid. Upon termination of service due to any reason other than death, the supplemental 401(k) plan benefit will be payable in a lump sum. Pursuant to Mr. Hornsby’s termination of service on January 27, 2009, Mr. Hornsby will be paid the market value of his account balance in a lump sum on August 1, 2009. The market value of Mr. Hornsby’s account balance as of December 31, 2008 was $124,651.
Phantom Restricted Stock and Phantom Incentive Stock Option Plans. All amounts under the phantom restricted stock plan and phantom incentive stock option plan were distributed in January 2008 and these plans no longer exist.

Potential Payments Upon Termination or Change in Control
The following table shows as of December 31, 2008, potential payments to the named executive officers following a termination of employment or a change in control of Cape Bank or Cape Bancorp. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary		Involuntary	Involuntary
	Voluntary	Early	Termination Without		Termination for	Termination after
	Resignation (8)	Retirement (8)	Cause (8)		Cause	Change in Control		Disability		Death

Herbert L. Hornsby, Jr.
Employment Agreement	$—	$—	$1,288,411	(1)	$—	$1,288,411	(1)	$1,098,028	(2)	$342,073	(3)
Benefit Equalization Plan (BEP)(4)	$594,651	$594,651	$594,651		$594,651	$594,651		$594,651		$594,651
Michael D. Devlin
Employment Agreement	$—	$—	$1,078,496	(5)	$—	$1,078,496	(5)	$1,077,401	(6)	$1,077,401	(7)
Robert J. Boyer
Employment Agreement	$—	$—	$878,908	(8)	$—	$878,908	(8)	$890,571	(9)	$242,073	(10)
Guy A. Deninger
Employment Agreement	$—	$—	$248,079	(11)	$—	$248,079	(11)	$246,984	(12)	$246,984	(13)

(1)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Hornsby’s employment agreement provide for a payment equal to three times the sum of the highest base salary plus highest bonus paid in the last completed fiscal year ($1,176,528), plus a lump sum cash payment equal to the contributions to which executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($27,600) and ESOP ($28,148) plus the excess of the present value of the benefit to which executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Bank if executive had continued to work for 36 months after the effective date of the termination ($0), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment (approximately $56,135). The tax qualified defined benefit plan was frozen, effective December 31, 2008, and there is no additional benefit available upon termination. Mr. Hornsby’s employment was terminated January 27, 2009 under circumstances entitling him to a payment under his employment agreement. Mr. Hornsby will receive approximately $1.3 million under his employment agreement due to the termination.

(2)	In the event of disability, Mr. Hornsby’s employment agreement provides that he will be entitled to his base salary for the longer of the remaining term of the employment agreement or one year, reduced by benefits paid under any disability policy ($975,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately $123,028.

(3)	In the event of his death, Mr. Hornsby’s beneficiary, legal representative, or estate would be entitled to his base salary for a period of one year ($325,000) and his family would be entitled to medical and dental coverage for one year ($17,073).

(4)	On termination of employment for any reason, Mr. Hornsby is entitled to the payment of the 401(k) plan portion of the BEP, valued at $124,651 at December 31, 2008, payable in a lump sum on the first day of the seventh month following termination of employment. Mr. Hornsby is also entitled to the present value of his accrued benefit under the pension plan portion of the BEP, valued at $470,000 at December 31, 2008, payable following termination of employment in the form of a life annuity commencing on the first day of the seventh month following termination.

(5)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Devlin’s employment agreement provides for a payment equal to the base salary due for the remaining unexpired term plus retention bonus ($335,000), plus noncompete payment ($725,000), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment (approximately $18,496).

(6)	In the event of disability, Mr. Boyer’s employment agreement provides that he will be entitled to his base salary for the longer of the remaining term of the employment agreement or one year, reduced by benefits paid under any disability policy ($675,000), plus life, medical and dental coverage until the earlier of (i) return to full-time employment, (ii) age 65 or (iii) death. If such benefits were provided to age 65, we estimate their value to be approximately $215,571.

(7)	In the event of his death, Mr. Boyer’s beneficiary, legal representative, or estate would be entitled to his base salary for a period of one year ($225,000) and his family would be entitled to medical and dental coverage for one year ($17,073).

(8)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Boyer’s employment agreement provides for a payment equal to three times the sum of the highest base salary plus highest bonus paid in last completed fiscal year ($767,025), plus a lump sum cash payment equal to the contributions to which executive would have been entitled under any tax qualified defined contribution plans, such as the 401(k) plan ($27,600) and ESOP ($28,148) plus the excess of the present value of the benefit to which executive would have been entitled under the tax-qualified defined benefit plan sponsored by Cape Bank if executive had continued to work for 36 months after the effective date of the termination ($0), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment (approximately $56,135). The tax qualified defined benefit plan was frozen effective December 31, 2008 and there is no benefit available upon termination.

(9)	In the event of disability, Mr. Devlin’s employment agreement provides that he will be entitled to his base salary for the remaining term of the employment agreement plus retention bonus, reduced by benefits paid under any disability policy ($335,000), plus noncompete payment ($725,000), plus life, medical and dental coverage for the remaining term of the employment agreement ($17,401).

(10)	In the event of his death, Mr. Devlin’s beneficiary, legal representative, or estate would be entitled to the same payment as if he became disabled.

(11)	In the event of termination without cause (including a termination without cause following a change in control), Mr. Deninger’s employment agreement provide for a payment equal to the base salary due for the remaining unexpired term plus retention bonus ($229,583), plus non-taxable medical and dental coverage and life insurance coverage substantially comparable to the coverage maintained by Cape Bank for executive prior to termination of employment (approximately $18,496).

(12)	In the event of disability, Mr. Deninger’s employment agreement provides that he will be entitled to his base salary for the remaining term of the employment agreement plus retention bonus, reduced by benefits paid under any disability policy ($229,583), plus life, medical and dental coverage for the remaining term of the employment agreement ($17,401).

(13)	In the event of his death, Mr. Deninger’s beneficiary, legal representative, or estate would be entitled to the same payment as if he became disabled.

Director Compensation
The following table provides the compensation received by individuals who served as non-employee directors of Cape Bank during 2008.

			Change in Pension
			Value and Non-
		Non-Equity	Qualified Deferred
	Fees Earned or	Incentive Plan	Compensation	All Other
	Paid in Cash	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)	($)(3)	($)

Agostino R. Fabietti	35,325	0	0	0	35,325
Robert F. Garrett, III	65,338	0	79,722	15,500	160,560
Frank J. Glaser	39,533	0	(8,865)	868	31,536
Louis H. Griesbach, Jr.	40,869	0	52,289	15,405	108,563
David C. Ingersoll, Jr.	36,527	0	70,980	17,892	125,399
Joanne D. Kay	37,529	0	(27,758)	815	10,586
Matthew J. Reynolds	40,869	0	(8,485)	0	32,384
Thomas K. Ritter	34,991	0	0	0	34,991

(1)	Comprised of stipend, bonus and committee fees, and Chairman’s fees of $21,912 in the case of Director Garrett.

(2)	Pursuant to the Directors’ Retirement Benefit Plan. In the case of Messrs. Glaser and Reynolds and Ms. Kay their benefit amounts were discounted due to selecting a payout of the account balance in 2009. Messrs. Garrett, Griesbach and Ingersoll will receive their benefit at normal retirement.

(3)	Comprised of medical benefits, and reimbursement of certain annual conference expenses.
Stipend and Meeting Fees For Non-Employee Directors. For 2008, non-employee directors of Cape Bank were paid an annual stipend of $33,967 (payable bi-weekly) as well as $334 per committee meeting for their service on the Board of Directors. Directors do not receive any additional fees for their service on the board of directors of Cape Bancorp. During 2008, the Compensation Committee, with the assistance of outside consultant Pearl Meyer & Partners, conducted a total cash competitive analysis of board of directors compensation, including board structure and governance, board retainers and meeting fees, committee compensation, and chair compensation. For 2009, the annual stipend will decline to $25,000 and committee meetings will range from $350 to $500. Committee Chairs will receive an annual stipend ranging from $500 to $4,000.
Director Retirement Plan. Cape Bank maintains an amended and restated director retirement plan for its directors, represented by individual agreements with the directors. In accordance with each director’s retirement agreement, the director is entitled to a normal retirement benefit upon termination of service on or after the director’s normal retirement age, equal to 2.5% times the director’s years of service with Cape Bank (not to exceed a benefit equal to 50%) of the average of the greatest fees earned by a director during any five consecutive calendar years. This benefit is payable to the director in equal monthly installments for a period of 10 years or the director’s lifetime, whichever is greater. In December 2008, the individual agreements were amended to comply with the final regulations issued under Section 409A of the Internal Revenue Code and to reflect the board’s decision to freeze benefit accruals as of October 31, 2008. In accordance with these amendments, the individual agreements for Messrs. Glaser, Reynolds and Ms. Kay were modified to require a specified dollar amount to be paid to the director in January 2009, in complete satisfaction of all rights under the director retirement plan. Accordingly, in January 2009, Messrs. Glaser, Reynolds and Ms. Kay received $1,731, $2,793 and $5,080, respectively from the plan. The individual agreements for Messrs. Garrett, Griesbach and Ingersoll were also modified to specify the total benefit that would be paid to each director and to specify that the total benefit would be paid in 120 monthly installments upon the occurrence of retirement, death or a change in control. The director could elect a lump sum benefit in the event of death or a change in control if such election was made prior to December 31, 2008.

Director Phantom Restricted Stock and Phantom Incentive Stock Option Plans. The directors of Cape Bank, other than the directors who joined Cape Bank’s board in connection with the merger of Boardwalk Bank into Cape Bank, also participated in the phantom restricted stock plan and the phantom incentive stock option plan. Each of the Cape Bank directors made an election in 2007, in compliance with Section 409A of the Internal Revenue Code, to have their entire account balances under the plans distributed to them in January 2008. Following 2007, no further contributions will be made under such plans which are effectively terminated. Set forth below is the amount distributed to each such director in January 2008:

Phantom Plan
Director	Distribution

Robert F. Garrett, III	$246,703
Frank J. Glaser	$127,008
Louis H. Griesbach, Jr.	$246,703
David C. Ingersoll, Jr.	$246,703
Joanne D. Kay	$207,081
Matthew J. Reynolds	$167,792
Transactions with Directors and Management
Loans and Extensions of Credit. The aggregate amount of loans by Cape Bank to its executive officers and directors, and their affiliates, was $8.5 million at December 31, 2008. As of that date, all of these loans were performing according to their original terms. Cape Bank had a policy of offering a 100 basis point interest rate discount to its employees (including officers) for loans on their primary residence. Effective December 31, 2008, this policy was discontinued. No such discounted loans were offered by Cape Bank to its directors. The outstanding loans made to our directors and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cape Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.
Set forth below is certain information for the loans made by Cape Bank to its named executive officers who were indebted to Cape Bank at any time since January 1, 2008, and participated in the above-referenced benefit program. This program was generally available to all other employees and does not give preference to any executive officer over any other employee, until its discontinuance at December 31, 2008. All of the loans are secured loans and all loans designated as residential loans are first mortgage loans or lines of credit secured by the borrower’s principal place of residence.

				Highest		Interest Rate
			Original	Balance	Balance on	On
		Date	Loan	During	December 31,	December 31,
Name of Individual	Loan Type	Originated	Amount ($)	Fiscal 2008 ($)	2008 ($)	2008
Herbert L. Hornsby, Jr.	Residential	12/2/98	150,000	101,389	93,365	4.00	%(1)
Robert J. Boyer	Residential	3/7/03	310,000	230,315	211,482	3.50%

(1)	Pursuant to Mr. Hornsby’s termination of service on January 27, 2009, Mr. Hornsby’s mortgage rate was increased to 5.00%.
Other Transactions. Robert F. Garrett, III and Joanne D. Kay, in addition to their duties as directors of Cape Bancorp and Cape Bank, are practicing attorneys with the law firms of Loveland and Garrett, and Kay and Kay, respectively, who perform legal work directly for Cape Bank. During the year ended December 31, 2008, only Ms. Kay’s law firm received fees of approximately $71,759 for legal work related to bank loans in the process of foreclosure. Also during 2008, both Mr. Garrett’s and Ms. Kay’s firms each received a retainer fee of $8,368 for other legal work related to bank operations. Fees paid to both firms related to loan document preparation for property settlements involving Cape Bank customers were paid by the customer at settlement. Going forward, the Compensation Committee of the Board of Directors will perform an annual review of all legal fees paid to related parties. All transactions on behalf of the Bank and its customers with the firms of Mr. Garrett and Ms. Kay are in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons.

Indemnification for Directors and Officers
Cape Bancorp’s bylaws provide that Cape Bancorp shall indemnify all officers, directors and employees of Cape Bancorp to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Cape Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Maryland law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cape Bancorp pursuant to its bylaws or otherwise, Cape Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore, is, unenforceable.
INDEPENDENT ACCOUNTANTS
Crowe Horwath LLP served as Cape Bancorp’s independent registered accounting firm in 2008. No independent registered accounting firm has been selected for 2009. We are at the end of our contract with Crowe Horwath LLP and will seek bids from independent registered accounting firms, including Crowe Horwath LLP, and select our independent registered accounting firm for 2009 shortly thereafter.
Changes In and Disagreements with Accountants on Accounting and Financial Disclosures
As previously disclosed by Cape Bancorp, on August 28, 2006, the Audit Committee of the Board of Directors of Cape Bank dismissed Grant Thornton LLP as its independent certified public accountants.
As previously disclosed by Cape Bancorp, Grant Thornton LLP reported on Cape Bank’s Consolidated Financial Statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
As previously disclosed by Cape Bancorp, during the years ended December 31, 2005 and 2004 and through August 28, 2006, there were no disagreements with Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused them to make a reference thereto in their reports on the consolidated financial statements for such years. During the years ended December 31, 2005 and 2004 and through August 28, 2006 there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K.
As previously disclosed by Cape Bancorp, effective August 28, 2006, the Audit Committee of Cape Bank’s Board of Directors approved the engagement of Crowe Horwath LLP as its independent registered public accounting firm. During the year ended December 31, 2005 and through August 28, 2006, Cape Bank did not consult with Crowe Horwath LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Audit Fees
Set forth below is certain information concerning aggregate fees contracted for professional services rendered by Crowe Horwath LLP during the years ended December 31, 2008 and 2007.
The aggregate fees included in the Audit Fees category were fees accrued for the calendar years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees accrued in the stated periods.

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007

Audit Fees	$220,020	$91,667
Audit-Related Fees	47,000	130,000
Tax Fees	49,235	15,538
All Other Fees	24,826	510

Audit Fees. Audit fees of $220,000 for the year ended December 31, 2008 and $91,667 for the year ended December 31, 2007 were for professional services rendered for the audits of our consolidated financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and the audit report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.
Audit-Related Fees. Audit-related fees of $47,000 for the year ended December 31, 2008 for services related to benefit plans, and $130,000 for the year ended December 31, 2007 for services related to the filing of Cape Bancorp’s prospectus. Such fees for 2008 and 2007 were reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees” above.
Tax Fees. Tax fees of $49,235 for the year ended December 31, 2008 and $15,538 for the year ended December 31, 2007 were for services related to tax compliance and tax planning.
All Other Fees. Other fees totaled $24,826 for the year ended December 31, 2008 and $510 for the year ended December 31, 2007. Such fees were for merger integration and cost deductability of merger related expenses.
The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of Crowe Horwath LLP. The Audit Committee concluded that performing such services does not affect the independence of Crowe Horwath LLP in performing its function as our independent registered public accounting firm.
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of Crowe Horwath LLP or pursuant to the pre-approval policy described above.
Crowe Horwath LLP will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING
Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to our Secretary not less than 90 days prior to the date of our proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (A) the 90th day prior to the date of such annual meeting or (B) the tenth day following the first to occur of (i) the day on which notice of the date of the annual meeting was mailed or otherwise transmitted or (ii) the day on which we first make public announcement of the date of the annual meeting. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in the proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.
Advance written notice of business or nominations to the Board of Directors to be brought before the 2010 Annual Meeting of Stockholders must be given to us no later than January 26, 2010. The date on which the 2010 Annual Meeting of Stockholders is expected to be held is April 26, 2010.
STOCKHOLDER PROPOSALS
In order to be eligible for inclusion in our proxy materials for our 2010 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 225 North Main Street, Cape May Court House, New Jersey 08210, no later than January 26, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS
The cost of solicitation of proxies will be borne by Cape Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone or other forms of communication without additional compensation. A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 is available on our website at www.capebanknj.com. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to us.
BY ORDER OF THE BOARD OF DIRECTORS
/s/Joan B. Ditmars
Corporate Secretary
Cape May Court House, New Jersey
March 20, 2009

REVOCABLE PROXY
CAPE BANCORP, INC.
ANNUAL MEETING OF STOCKHOLDERS
April 27, 2009
10:00 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints the official proxy committee of Cape Bancorp, Inc. (the “Company”), consisting of Agostino R. Fabietti, Frank J. Glaser, Louis H. Griesbach, Jr., David C. Ingersoll, Jr., Joanne D. Kay and Thomas K. Ritter or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on April 27, 2009 at 10:00 a.m., local time, at The Cape Bank Conference Center, 211 North Main Street, Cape May Court House, New Jersey, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:
1. The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).
Michael D. Devlin, Robert F. Garrett, III, and Matthew J. Reynolds.

WITHHOLD
FOR ALL		FOR ALL

☐		☐

FOR ALL EXCEPT

☐
INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2. The transaction of such other business as may properly come before the Annual Meeting, and any adjournments or postponement thereof.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.
This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)
The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement and an Annual Report to Stockholders.
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.